EXHIBIT 14

INTEGRAL VISION, INC.
CODE OF ETHICS

Integral Vision, Inc. (the “Company”) has adopted this Code of Ethics (this “Code”). The CEO and all senior financial officers, including the CFO and principal accounting officer or controller, are expected to abide by this Code and the provisions set forth herein relating to ethical conduct, conflicts of interest and compliance with law, as well as all business conduct standards and policies relating to areas covered by this Code which may be adopted by the Board of Directors (the “Board”) from time to time.

The CEO, CFO and other senior financial officers have a special role both to adhere to the principles of integrity and also to ensure that a culture exists throughout the Company as a whole that ensures the fair and timely reporting of the Company’s financial results and conditions. Because of this special role, the CEO, CFO, and all senior financial officers each agrees that he/she will:

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Act with honesty and integrity, and avoid conflicts of interest in his or her personal and professional relationships that may conflict with the interests of the Company or make it difficult to perform his or her Company-related work objectively and effectively; provided, however, that certain actual or apparent conflicts of interest shall be permissible if the contract, transaction, relationship or interest is disclosed or made known to the Board or the shareholders of the Company prior to such event, which in good faith authorizes, approves, or ratifies the contract, transaction, relationship or interest in accordance with the bylaws of the Company.

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Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in the reports and documents that the Company files with, or submits to, government agencies and in other public communications. Seek to involve the audit committee of the Company and/or external auditors to resolve ambiguity in terms of determining applications of accounting principles and/or reviewing significant accounting estimates.

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Establish and maintain internal controls and procedures and disclose controls and procedures designed to assure that financial information is recorded, processed and transmitted to those responsible for preparing periodic reports and other public communications containing financial information so that they are complete, accurate and timely. Oversee the appropriate personnel to help ensure that the internal controls and procedures and disclosure controls and procedures are being followed. Consult with independent auditors and legal counsel from time to time regarding new regulatory pronouncements that may require additional controls and establish such additional controls as may be appropriate.

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Respect the confidentiality of information acquired in the course of his or her work. Disclosure of confidential information to those outside of the Company is not permitted, except when authorized by the Board or otherwise legally obligated to disclose as advised by legal counsel. Confidential information acquired in the course of his or her work will not be used for personal advantage.

-	Comply with the rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

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Be responsible for abiding by this Code. Promptly bring to the attention of the audit committee and company counsel any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business or of a violation of this Code.

The Board shall determine, or designate appropriate persons to determine appropriate actions to be taken in the event of violations of this Code by the CEO and the Company’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits, and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board or its designee will take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual involved had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

It is the Company’s intention that this Code be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-B Item 406.